Exhibit 9.1

QUAD/GRAPHICS, INC.

AMENDED AND RESTATED

VOTING TRUST AGREEMENT

Dated as of

June 25, 2010

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5.08	Termination of Marital Relationship.	23
5.09	Provisions Related to Exercise of Purchase Options.	25
5.10	Purchase Price.	30
5.11	Terms of Payment.	33
5.12	Exchange of Class B Shares for Class A Shares.	34
5.13	Public Company Registration.	38
5.14	Expenses.	39

Article VI ELECTION AND REMOVAL OF TRUSTEES		39
6.01	Trustee.	39
6.02	Successor Trustees.	39
6.03	Removal.	39
6.04	Eligibility.	39
6.05	Incapacitated.	40
6.06	Resignation.	40

Article VII AMENDMENT AND TERMINATION		40
7.01	Amendments.	40
7.02	Amendment by Trustees.	40
7.03	Term.	42
7.04	Termination.	42
7.05	Withdrawal of Stock.	42
7.06	Distribution Upon Termination.	44

Article VIII NOTICES		45
8.01	Notice.	45
8.02	Waiver.	45

Article IX MISCELLANEOUS		46
9.01	Interpretation.	46
9.02	Nonliability; Indemnity.	46
9.03	Severability.	46
9.04	Savings Provision.	47
9.05	Counterparts; Filing of Agreement.	47
9.06	Record of Beneficiaries.	47
9.07	Lost, Stolen or Destroyed Certificates.	47
9.08	Applicable Law.	48

EXHIBIT A - VOTING TRUST CERTIFICATE

EXHIBIT B - ASSIGNMENT

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BENEFICIARY RIGHTS INDEX

Section

Definition of Beneficiary	1.06

How Beneficiaries receive dividends	2.01

Beneficiary rights to additional stock, stock dividend or stock split-up	2.02

Beneficiary rights in event of dissolution	2.03

Beneficiary rights regarding merger, liquidation or sale of Stock	3.03

Assessment against Beneficiary of Trust expenses	3.04(b), 3.06

Beneficiary rights to receive financial and other reports	3.08

Beneficiary rights regarding Transfer of Trust Certificates	5.01 thru 5.13

Beneficiary rights regarding election and removal of Trustees	6.01 thru 6.06

Beneficiary rights regarding amendment and termination of the Trust	7.01, 7.04, 7.06

Beneficiary rights regarding withdrawal of Stock	7.01, 7.05

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QUAD/GRAPHICS, INC.

AMENDED AND RESTATED

VOTING TRUST AGREEMENT

Pursuant to the power reserved in Section 7.01(b) of the Quad/Graphics, Inc. Voting Trust Agreement between the signatories thereto, as Depositors, and Harry V. Quadracci, as Initial Trustee, originally dated September 1, 1982 (the “September 1 Voting Trust Agreement”), amended and restated April 29, 2000, and amended June 1, 2001, and October 15, 2004 (the “April 29 Voting Trust Agreement”), the Trustees hereby amend and restate said April 29 Voting Trust Agreement in its entirety as of the 25th day of June, 2010, as follows:

W I T N E S S E T H:

WHEREAS, Quad/Graphics, Inc., a Wisconsin corporation (the “Company”) has asked for shareholder approval to enter the transactions contemplated by the Arrangement Agreement, dated as of January 25, 2010, with World Color Press Inc., pursuant to which the Company will acquire World Color Press in an amalgamation under Canadian law as part of a Plan of Arrangement, including, without limitation, the acquisition of World Color Press and the issuance of shares of Quad/Graphics Class A common stock in connection with the acquisition and as contemplated by the Arrangement Agreement.

WHEREAS, as a result of the transactions described above the Class A Common stock of the Company will be listed on a United States securities market or exchange;

WHEREAS, as a result of these changes the Trustees deem it advisable and in the best interests of the Voting Trust and the Beneficiaries of the Voting Trust to amend and restate of the April 29 Voting Trust Agreement; and

NOW, THEREFORE, in consideration of the agreements and undertakings made in this Agreement and other valuable consideration, the receipt of which is hereby acknowledged, the Trustees hereby amend and restate the April 29 Voting Trust Agreement to provide as follows:

ARTICLE I

DEPOSIT OF STOCK

1.01                           Deposit of Stock.  All shares of Stock previously deposited with the Initial Trustee and/or the Trustees shall remain deposited with the Trustees and their successors and full legal title to all such Stock shall remain vested in the Trustees and their successors with all of the rights and powers of the owner and holder of the Stock of whatever nature necessary to enable the Trustees and their successors to exercise the powers vested in them under this Agreement.

1.02                           Issuance of Certificates.  The trust certificates issued to each of the Depositors under the September 1 Voting Trust Agreement (the “September 1 Trust Certificates”) or the April 29 Voting Trust Agreement (the “April 29 Trust Certificates”) shall remain in full force and effect and continue to represent the shares of Stock transferred by such Depositor under the September 1 Voting Trust Agreement or the April 29 Voting Trust Agreement.  Any reference to the “Voting Trust Agreement” in any such September 1 Trust Certificate or April 29 Trust Certificate shall now mean this Agreement.  Upon the transfer to the Trustees of any additional Stock, whether pursuant to Section 1.03 or Section 1.04, the Depositor who transferred such Stock shall receive from the Trustees a trust certificate or certificates (a “New Trust Certificate”) for the Stock transferred by him or her to the Trustees which New Trust Certificate shall be in substantially the form of Exhibit “A” hereto.  Each New Trust Certificate shall be signed by at least one Trustee.  The September 1 Trust Certificates, April 29 Trust Certificates and the New Trust Certificates are collectively referred to as the “Trust Certificates.”

1.03                           After Acquired Stock.  Any Beneficiary who owns or holds and at any time after the date of this Agreement acquires additional common stock or other securities of the Company having any voting rights has the option to transfer such stock or other securities to the Trustees and subject such stock or other securities to the provisions of this Agreement.  If such Beneficiary decides to transfer such additional stock or other securities to the Trustees, the Trustees shall then deliver to such Beneficiary an additional Trust Certificate evidencing such additional Stock, and such Stock and Trust Certificate shall thereafter be subject to all terms and conditions of this Agreement.

1.04                           Other Shareholders.  Any individual, trust, corporation, partnership or other entity owning shares of common stock or other securities of the Company may, at any time and upon the unanimous written consent of the Trustees, elect to become an additional Depositor and to transfer such stock or other securities to the Trustees in accordance with this Agreement.  Upon such transfer, the Trustees shall deliver to such additional Depositor a Trust Certificate evidencing the Stock transferred and such Stock and Trust Certificate shall thereafter be subject to all the terms and conditions of this Agreement.

1.05                           Surrender of Stock Certificates.  All certificates for common stock or securities transferred and delivered to the Trustees pursuant to this Agreement shall be surrendered by the Trustees to the Company and cancelled, and new certificates therefor shall be issued by the Company to and in the names of the Trustees.  Such new certificates, and any other certificates for shares of common stock or other securities issued to the Trustees pursuant to this Agreement, shall be endorsed by the Company with a legend to the effect that they are issued pursuant and subject to this Agreement and a similar notation shall appear in the appropriate place in the transfer books of the Company.

1.06                           Beneficiary.  The term “Beneficiary”, as used in this Agreement, shall mean a holder of record on the books of the Trustees of Trust Certificates, and shall be construed to mean and include not only such holders and owners acting in their own right, but also any person or entity holding Trust Certificates as a trustee or guardian or in any other representative or fiduciary capacity.

1.07                           Stock.  The term “Stock”, as used in this Agreement, shall include all of the common stock or other securities of the Company originally or subsequently transferred by the Depositors to the Trustees pursuant to this Agreement, and all stock, securities and other property subsequently received by the Trustees by reason of this Agreement and retained by the Trustees subject to the terms of this Agreement.  The term “Stock” shall also include all interests in Stock of the Company now owned or hereafter acquired in the future by any Beneficiary’s spouse, if any, as marital property, deferred marital property or quasi-marital property, and with respect to such Stock the parties expressly agree that if the spouse of any Beneficiary shall predecease the Beneficiary, the interest of the deceased spouse in the Stock owned by the Beneficiary shall remain subject to the terms and provisions of this Agreement. All Stock shall remain subject to this Agreement regardless of the termination of the marital relationship of a Beneficiary and the Beneficiary’s spouse for any reason.

1.08                           Trustees.  The term “Trustees”, as used in this Agreement, shall include the Trustees and, upon their appointment and/or election pursuant to Article VI, each successor Trustee.

1.09                           Depositor.  The term “Depositor”, as used in this Agreement, shall include all of the parties to this Agreement who transferred Stock to the Initial Trustee under the September 1 Voting Trust Agreement or the April 29 Voting Trust Agreement or to the Trustees under the April 29 Voting Trust Agreement and any person who or entity which becomes a party to this

Agreement by transferring shares of Stock or other securities of the Company to the Trustees pursuant to Section 1.04.

1.10                           Restricted Stock.  The term “Restricted Stock”, as used in this Agreement, shall include all Stock which is subject to the restrictions set forth in the Harry V. Quadracci Restricted Stock Plan dated July 28, 1980, as amended from time to time.

1.11                           Public Offering.  The term “Public Offering” means a sale of securities which is subject to registration under the Securities Act of 1933, the registration of a class of securities under the Securities Exchange Act of 1934, or the registration of securities under any foreign act with similar intent and impact.

ARTICLE II

DIVIDENDS, DISTRIBUTIONS

AND LIQUIDATION

2.01                           Dividends and Distributions.  In the event the Trustees receive any dividend or other distribution of cash or property (other than common stock or other securities of the Company having any voting rights, including any securities which may become voting securities upon the happening of a contingency) upon or by reason of the Stock held by the Trustees, the Trustees shall immediately make a pro rata distribution of such dividend or distribution to the Beneficiaries as their respective interests appeared as of the date and at the time of such dividend or other distribution.  In the event of a dividend or distribution of common stock or other securities of the Company having any voting rights, including any securities which may become voting securities upon the happening of a contingency, such securities shall be added to the Stock held by the Trustees and Trust Certificates evidencing such Stock shall be distributed to the Beneficiaries as appropriate.  Prior to making any distribution of cash, stock or property to the Beneficiaries under this Section 2.01, the Trustees may retain therefrom a sufficient part, either in cash, stock or property, to meet the expenses and obligations of the Trust, including any taxes assessed on or by reason of any such distribution or arising out of or resulting from this Agreement.

2.02                           Issuance of Stock.  In the event the Company issues additional common stock or securities of any class, other than as a stock dividend or stock split-up, the Trustees shall immediately give written notice to each Beneficiary in order that each Beneficiary may have ample time to decide whether to request the Trustees to exercise any preemptive or other right to purchase such additional stock or securities on such Beneficiary’s behalf.  Any Beneficiary desiring to cause the Trustees to exercise any such preemptive right or any other right to purchase such additional stock or securities shall file written notice with the Trustees accompanied by a certified check payable to the Company, in an amount equal to the full purchase price of the additional stock or securities which such Beneficiary desires to purchase.  The Trustees shall thereupon purchase such additional stock or securities in the name of the Trust on behalf of such Beneficiary in such amounts as they are able to and shall retain the additional stock or securities in the Trust and deliver an additional Trust Certificate to the Beneficiary evidencing such additional Stock.

2.03                           Dissolution.  In the event of the dissolution or total or partial liquidation of the Company in which the Trustees receive cash, securities, rights or property, the Trustees shall distribute the same among the Beneficiaries in proportion to their interests as represented by their Trust Certificates.  Upon such distribution, all further obligations or liabilities of the Trustees with respect to such cash, securities, rights or properties so distributed shall cease.

ARTICLE III

POWERS OF TRUSTEES

3.01                           Trustees As Owners of Stock.  The Trustees are hereby vested as owners of the Stock (without limitation except as otherwise expressly provided in this Agreement) with all of the rights, powers and privileges of every kind and character of an owner, including, without limiting the generality of the foregoing (a) the right to vote the same, either in person or by proxy, for every purpose, (b) the right to become parties to or prosecute or intervene in any suits or other legal or administrative proceedings affecting the Stock, the Company, or the powers, duties or obligations of the Trustees, (c) the right to transfer all or any part of the Stock into their names as Trustees or into the name or names of a nominee or nominees, (d) the right to enter into one or more agreements by and among the shareholders of the Company, whether or not such shareholders are Beneficiaries, and (e) the right to exercise any and all rights and preferences of the Stock, whether set forth in the Company’s Articles of Incorporation, as amended from time to time, or otherwise.

3.02                           Voting of Stock.  In voting the Stock, the Trustees shall exercise their judgment to select suitable directors of the Company, to the end that the affairs of the Company shall be properly managed, and to vote on such other matters which may come before them at any shareholders’ meeting.

The Trustees shall not have the power to vote the Stock in favor of the following corporate actions unless the written consent of the Beneficiaries holding Trust Certificates representing at least two thirds of the Stock then held by the Trustees is first obtained:

(i)                                     merger or consolidation of the Company;

(ii)                                  sale or exchange of all, or substantially all, of the voting securities of the Company in one or a series of related transactions;

(iii)                               sale, lease or exchange of all, or substantially all, of the property and assets of the Company;

(iv)                              total or partial liquidation of the Company;

(v)                                 dissolution of the Company;

(vi)                              any act which is likely to lead to a Public Offering of a class of the Company’s stock that is not already traded on a national securities market or exchange;

(vii)                           any issuance of any securities of the Company if upon consummation of such issuance the Stock held by the Trustees will not have the power to elect a majority of the Board of Directors of the Company; or

(viii)                        any amendment to the articles of incorporation of the Company which would have the effect of diminishing the rights reserved to the Beneficiaries in this Section 3.02.

3.03                           Public Offerings.  In addition to a vote of Beneficiaries as required by Section 3.02, the Trustees may not vote the Stock for the approval of any act likely to lead to a Public Offering of a class of the Company’s stock that is not already traded on a national securities market or exchange unless at least three fourths of the Trustees then in office agree on such approval.

3.04                           Sale of Stock by Trustee.

(a)                                  Merger; Liquidation.  Shares of Stock sold, transferred or exchanged in a merger, consolidation, sale or exchange of all, or substantially all, of the securities of the Company or upon a liquidation of the Company shall be selected by the Trustees pro rata from the shares of

Stock held for all Beneficiaries, as their respective interests are evidenced by the Trust Certificates held by them, and the proceeds shall be distributed to the Beneficiaries in the same manner; provided, however, that if such a sale, transfer or exchange of Stock shall be made in exchange for other stock or securities of any corporation, the Trustees, in their discretion, may retain, if such retention is consistent with the purposes of this Agreement, such stock or securities, and thereafter the rights and obligations of the Trustees and the Beneficiaries shall, for all purposes, be treated as applying to the stock or securities so received in exchange.  In the event of any such sale, transfer or exchange, the Trustees may require the Beneficiaries to surrender the Trust Certificates held by them in exchange for new Trust Certificates modified to describe the interest then represented by such Trust Certificates.

(b)                                 Assessment of Expenses.  The Trustees may, upon unanimous vote, sell any or all of the Stock held for a Beneficiary to obtain funds to satisfy any assessment for expenses made by the Trustee against such Beneficiary (the “Assessed Beneficiary”) under Section 3.06.  In the event the Trustees wish to sell any Stock in order to obtain such funds, they shall first offer such Stock for sale to all of the Beneficiaries, other than the Assessed Beneficiary, at a price equal to the Purchase Price (as defined in Section 5.10(a)).  The right of purchase of each such Beneficiary in such case shall be pro rata based on the shares of Stock represented by the Trust Certificates held by such Beneficiary, but if any such Beneficiary fails to exercise such right, either in whole or in part, within thirty (30) days of the date such written offer was sent to him or her, the other Beneficiaries, other than the Assessed Beneficiary, may purchase the Stock not so purchased ratably based upon the shares of Stock represented by their Trust Certificates.  If the Beneficiaries fail to purchase all of the offered Stock within sixty (60) days after written notice of the offer is sent to them by the Trustees, the Trustees may then sell such Stock, free of the restrictions imposed by this Agreement, at a price that is deemed fair and adequate by the Trustees and upon such other terms and conditions as the Trustees, in their sole discretion, may decide.  Nothing in this Section 3.04 shall be deemed to require the Trustees to sell any Stock unless, in their sole discretion, the Trustees deems such sale appropriate.

3.05                           Conflict of Interest.  Any Trustee may hold common stock or other securities of the Company or Trust Certificates, and each Trustee, individually or as a Trustee, may vote for himself or herself as a director or as a Trustee, and any such Trustee, or any firm of which he or she is a member, or a corporation in which he or she is a stockholder or officer or in which he or she may be otherwise interested, may contract with the Company or the Trustees or be or become pecuniarily interested in any matter or transaction to which the Company or the Trustees may be a party, as fully as though such person were not a Trustee.  Without limiting the foregoing, a Trustee may vote for himself or herself as an officer and/or employee of the Company and may participate in fixing the amount of his or her compensation in such position.

3.06                           Expenses and Disbursements.  The Trustees may incur and pay all expenses and disbursements which the Trustees may deem necessary or proper in exercising the powers and authority given to or vested in the Trustees by this Agreement.  The Stock held by the Trustees under this Agreement and all other assets and property received or held by the Trustees are charged with the payment of such expenses and disbursements.  The Trustees shall be entitled to reimbursement for any expenses incurred by them in or by reason of the Trust.  The obligations and agreements of the Trustees shall not be binding upon the Trustees personally, but shall bind solely the Stock and other assets and property in the hands of the Trustees.  The Beneficiaries shall be personally liable for the expenses or other obligations of the Trustees in the absence of sufficient liquid assets with which to pay such expenses, and the Trustees may assess the

Beneficiaries for such expenses ratably based upon the shares of Stock represented by the Trust Certificates held by the Beneficiaries.  The Trustees may, in the event of failure or refusal of any Beneficiary to make payment within ten (10) days after written notice by the Trustees to such Beneficiary of any amount owing by such Beneficiary under or by reason of this Agreement, sell or otherwise dispose of the Stock, property or other assets representing the interest of such Beneficiary under this Agreement in accordance with Section 3.04(b).  In the case of any such sale, the Trustees may sell or dispose of such Stock, property or other assets absolutely, releasing the same from the terms and provisions of this Agreement, or may sell the same upon understanding or agreement that the purchaser shall receive Trust Certificates evidencing his interest in such Stock or other assets or property.  In the case of any such sale of the interest of a Beneficiary, the Trustees shall mark their Trust Certificate records accordingly, the Trust Certificates held by such Beneficiary representing such Stock, assets or other property sold as aforesaid shall cease to represent any interest or have any rights under this Agreement and the Trustees shall refuse to recognize or transfer the same.  In any such case, the Beneficiary shall surrender such Trust Certificates to the Trustees and, upon his failure or refusal to make such surrender, the Trustees, in their discretion, may take any action or proceeding required or deemed necessary to compel such surrender.

3.07                           Experts.  The Trustees may engage such counsel, accountants, or other professional or expert assistance as the Trustees may deem necessary or helpful in the administration and maintenance of this Trust, which professionals or experts may be the same as those engaged by the Company.  The Trustees shall pay all fees and expenses in connection therewith out of Trust assets, provided that any such fees or expenses incurred under this Trust may be payable by the Company if the Company and Trustees so agree.  The Trustees may prosecute, defend, or otherwise participate in any legal proceeding involving this Trust in such manner as the Trustees deem to be in the best interest of the Trust, and expenses therefor shall be payable out of Trust assets.

3.08                           Financial Reports.  The Trustees shall keep proper records of their receipts and disbursements and, from time to time prior to termination, may issue and mail financial reports to the Beneficiaries.  Such financial reports shall include information of such nature and scope as the Trustees deem relevant and appropriate under the circumstances.  Unless legal proceedings questioning the adequacy and accuracy of such financial reports shall be fully instituted within ninety (90) days after the mailing of any such report, such report as against all parties shall be conclusively presumed to be in all respects correct.  The books and records of the Trustees containing the accounts and the names of Beneficiaries shall at all reasonable times be open to inspection by the Beneficiaries for any proper purpose.

3.09                           Secretary.  The Trustees may appoint a Secretary and may appoint an Assistant Secretary (the “Secretary” and “Assistant Secretary”), either of whom may, but need not be, a Trustee or an officer or employee of the Company.  The Trustees may remove and replace at any time the person so appointed as Secretary or Assistant Secretary, and may pay reasonable compensation to the Secretary and/or the Assistant Secretary.  It shall be the duty of the Secretary to keep the minutes of meetings of the Trustees and to maintain a record of transactions and to perform such other duties as provided in this Agreement or as may be required by the Trustees.  The Assistant Secretary shall act in place of the Secretary in taking any action or performing any duties required to be taken or performed by the Secretary whenever the Secretary shall be incapacitated, absent or for any other reason unable to act.

ARTICLE IV

METHOD OF ACTION BY THE TRUSTEES

4.01                           Actions by Trustees.  Except when a specific provision of this Agreement requires otherwise, all actions by the Trustees shall be taken by a majority vote of the Trustees; provided, however, that a unanimous vote of the Trustees shall be required if there shall be only two Trustees serving.  A Trustee may vote in person or by proxy.

4.02                           Written Consent.  An action of the Trustees may be taken by unanimous written consent without the necessity of a meeting.

4.03                           Notice.  Meetings of the Trustees may be called by any Trustee by depositing notice, properly addressed to the other Trustees, if any, of the time and place of the meeting in the mails twenty (20) days prior to the date of the meeting.

ARTICLE V

TRANSFER OF TRUST CERTIFICATES

5.01                           Transfer of Certificates.  The Trust Certificates shall be transferable only on the books of the Trustees upon compliance with this Article V, and the Trustees may at all times and for all purposes treat the registered owner of each outstanding Trust Certificate as the sole owner.  Any Transfer of all or part of a Trust Certificate shall be effected by the execution of an assignment in substantially the form of Exhibit B hereto.  Upon the Transfer of a Trust Certificate on the books of the Trustees, the transferee shall be substituted for the prior registered holder and shall have all of the rights and be subject to all the liabilities of a Beneficiary.  Subject to such reasonable regulations as the Trustees may make as aforesaid, a Beneficiary may surrender Trust Certificates held by him or her to the Trustees for exchange for a greater or lesser number of Trust Certificates representing the same aggregate number of shares of Stock as were represented by the Trust Certificates so surrendered, but no Trust Certificate representing a fraction of a share of Stock shall be issued without the approval of the Trustees.  As used in this Agreement, the term “Transfer” shall mean any sale, assignment, pledge, encumbrance, attachment, gift, exchange or other disposition or transfer of any manner, either voluntarily or by operation of law.  Any Transfer which is in violation of the provisions of this Article V shall be null and void and of no legal effect.

5.02                           Permitted Transfers.  Subject to the other provisions of this Agreement, (a) an individual Beneficiary may Transfer, for consideration or by gift, all or any part of such Beneficiary’s Trust Certificates during such Beneficiary’s lifetime to a member or members of a group consisting of such Beneficiary’s spouse, such Beneficiary’s issue, the spouses of such Beneficiary’s issue, such Beneficiary’s siblings, the issue of such Beneficiary’s siblings, or any trust or custodian account created for the primary benefit of any one or more of the foregoing; (b) a Beneficiary which is a trust or custodian under the Uniform Transfers to Minors Act may Transfer its Trust Certificates to a beneficiary of said trust or account or to another trust or account for the benefit of the same beneficiaries pursuant to the terms of such trust or the law governing such account; (c) a Beneficiary who acquired Trust Certificates solely as a result of a Permitted Transfer under this Section 5.02 or a Permitted Testamentary Transfer under Section 5.07, may Transfer all or any part of the Beneficiary’s Trust Certificates under this Section 5.02 only to the Beneficiary from whom, directly or indirectly, such Beneficiary acquired said Trust Certificates or persons to whom such transferring Beneficiary is permitted (or would be permitted if such Beneficiary owned Trust Certificates) to Transfer Trust Certificates pursuant to this Section 5.02; and (d) any Beneficiary may Transfer all or any part of such Beneficiary’s Trust Certificates to another Beneficiary (all of such Transfers are referred to in this Section 5.02 as “Permitted Transfers”).  The transferring Beneficiary shall give the Trustees thirty (30) days prior written notice of any Permitted Transfer stating the terms of such Permitted Transfer, including the identity of the transferees.  All persons, trusts or accounts who acquire Trust Certificates solely as a result of a Permitted Transfer or as a result of a Permitted Testamentary Transfer under Section 5.07 are referred to as the “Permitted Transferees” of the Beneficiary from whom, directly or indirectly through transfers under this Section 5.02, such person, trust or account acquired Trust Certificates.  The term “issue”, as used in this Agreement to describe a descendant or descendants, shall include any lawfully adopted issue who is a minor at the time of adoption, and issue of any lawfully adopted issue, as well as issue by blood.  The term “sibling”, as used in this Agreement, shall include a sibling by the half as well as by the whole blood, but shall be limited to persons related to the designated Beneficiary by blood or adoption.

5.03                           Voluntary Transfer During Life (other than by Permitted Transfer, Pledge or Gift).

(a)                                  Offer by Beneficiary.  If a Beneficiary should decide to effect a voluntary Transfer for consideration of all or part of any of such Beneficiary’s Trust Certificates during such Beneficiary’s lifetime (other than by a Permitted Transfer, by pledge, or by gift, which Transfers shall be governed by Sections 5.02, 5.04, and 5.05 respectively), such Beneficiary (the “Transferring Beneficiary”) shall first give written notice to the Trustees of such intent to Transfer all or part of such Trust Certificates.  Such notice must be provided to the Trustees no less than one hundred eighty (180) days prior to the date of the proposed Transfer and must specify (1) the number and/or portion of the Trust Certificates to be transferred (the “Offered Trust Certificates”), (2) the date of the proposed Transfer, (3) the identity of the proposed transferee, (4) the consideration, if any, to be received upon such Transfer and the terms of payment (such price and terms of payment referred to collectively as the “Offering Price”), (5) a description of the nature of the proposed Transfer and (6) a copy of any written documents embodying an offer to purchase the Offered Trust Certificates.  Once the Trustees have received such notice which meets each of the requirements set forth in the foregoing sentence, the Trustees shall promptly notify in writing all Qualified Beneficiaries (as defined in Section 5.09(g)) of such notice.  Such written notice by the Transferring Beneficiary shall be accompanied by the Offered Trust Certificates, together with transfer instruments executed in blank sufficient to effect the transfer of all of the Offered Trust Certificates, if purchased pursuant to this Section 5.03, which shall be held by the Trustees for delivery for the account of the Transferring Beneficiary if a sale is effected.

(b)                                 Purchase Options.  The written notice by the Transferring Beneficiary under Section 5.03(a) shall constitute an offer to sell, and the Qualified Beneficiaries shall have the option to purchase, the Offered Trust Certificates in the sequence and in the manner specified in Section 5.09, at a purchase price equal to the lesser of (i) the Offering Price, which shall be payable on the terms provided by the Offering Price, or (ii) the Purchase Price determined in accordance with Section 5.10, which shall be payable on the terms provided under Section 5.11.

(c)                                  Lapse.  Upon the lapse in whole or in part of the options described in this Section 5.03, after complying with the requirements of Section 5.12, the Transferring Beneficiary shall be free to offer or transfer any part or all of the Offered Trust Certificates not purchased by the Qualified Beneficiaries to the transferee identified in the notice required by Section 5.03(a) at a price not less than, nor terms of payment more lenient than, the Offering Price for a period of thirty (30) days thereafter without restriction, but after such period the restrictions of this Agreement shall again apply.

(d)                                 Non-Cash Consideration as Part of Offering Price.  In the event that the Offering Price involves consideration other than cash or one or more promissory notes (“Other Consideration”), then the value of such Other Consideration shall be payable in cash by the Qualified Beneficiaries exercising options as part of the Offering Price.  The value of such Other Consideration shall be determined by unanimous agreement of all Qualified Beneficiaries and the Transferring Beneficiary, or if no such unanimous agreement can be reached, based on an appraisal provided by such bank, trust company, appraisal firm or investment banking firm as shall be promptly selected by the Qualified Beneficiaries desiring to exercise the options to purchase and the Transferring Beneficiary.  The Transferring Beneficiary shall supply all information necessary to allow the appraiser to perform the appraisal and the appraiser shall be instructed to complete the required appraisal report within thirty (30) days.  All costs of the appraisal shall be shared equally by the Transferring Beneficiary, on the one hand, and the Qualified Beneficiaries desiring to exercise the options to purchase (who shall share their half of any appraisal fees pro rata in proportion to the amounts to be paid by such Qualified Beneficiaries for Offered Trust Certificates), on the other hand.  The value of the Other Consideration determined by the appraiser shall be final and binding upon all parties to the particular transaction, free of challenge or review in any court; provided, however, that the Transferring Beneficiary shall have five (5) days after receipt of the appraisal to withdraw the offer to sell the Offered Trust Certificates to the Company and Qualified Beneficiaries and the third-party purchaser identified in the notice required by Section 5.03(a); provided further, that each of the electing Qualified Beneficiaries shall have five (5) days after receipt of the appraisal to withdraw the exercise of any purchase option.  In the event that such appraisal shall be necessary, the options of the Qualified Beneficiaries arising under this Section 5.03 shall be extended for an additional period sufficient to complete such appraisal.

5.04                           Transfer By Pledge or Grant of Security Interest.  A Beneficiary may not pledge or grant a security interest in any of such Beneficiary’s Trust Certificates unless such pledge or grant is first approved by the Trustees in writing, which approval may be withheld by the Trustees for any or no reason.  If the Trustees approve any such pledge or grant, then (a) the Trust Certificates subject to such pledge or security interest (the “Pledged Trust Certificates”) shall remain subject to the terms and provisions of the Agreement, (b) the pledgee or secured party shall be subject to all of the terms and provisions of this Agreement as though such pledgee or secured party was a party hereto, (c) such Beneficiary shall provide the Trustees a copy of any written documents relating to such pledge or security interest and (d) the pledging Beneficiary shall continue to be subject to all of the terms and provisions of this Agreement with respect to such Beneficiary’s interest in such Pledged Trust Certificates.  The approval required in this Section 5.04 shall be prospective only and shall not invalidate any pledge in effect as of the date of this Agreement, but shall apply to any renewal.

5.05                           Voluntary Transfer by Gift.

(a)                                  Notice to Trustees.  If a Beneficiary (the “Donor Beneficiary”) should decide to effect a voluntary Transfer by way of gift, other than by a Permitted Transfer under Section 5.02, to any person of all or part of any Trust Certificates during the Donor Beneficiary’s lifetime, the Donor Beneficiary shall first give thirty (30) days written notice to the Trustees of such intent to Transfer all or part of such Trust Certificates, which notice shall specify the proposed donee or donees and the number and/or portion of the Trust Certificates (the “Gift Trust Certificates”) to be transferred to each donee.  The Trustees shall promptly notify in writing all Beneficiaries of such notice.  Such written notice by the Donor Beneficiary shall be accompanied by the Gift Trust Certificates, together with transfer instruments executed in blank sufficient to effect the transfer of all of the Gift Trust Certificates, if purchased pursuant to this Section 5.05, which shall be held by the Trustees in trust for delivery to the purchasers of the Gift Trust Certificates, or the designated donees, as the case may be.

(b)                                 Purchase Options.  The written notice by the Donor Beneficiary pursuant to Section 5.05(a) shall constitute an offer to sell, and the Qualified Beneficiaries shall have the option to purchase, the Gift Trust Certificates in the sequence and in the manner specified in Section 5.09, at a price equal to the Purchase Price determined under Section 5.10 and on payment terms as provided under Section 5.11.

(c)                                  Lapse.  Upon lapse in whole or in part of the options described in this Section 5.05, after complying with the requirements of Section 5.12 the Donor Beneficiary shall be free to Transfer by gift any part or all of such Gift Trust Certificates not purchased by the Qualified Beneficiaries to the donees designated in the notice to the Trustees under Section 5.05(a) for a period of thirty (30) days thereafter without restriction, but after such period the restrictions of this Agreement shall again apply.

5.06                           Involuntary Transfer.

(a)                                  Notice of Involuntary Transfer.  Whenever a Beneficiary (the “Involuntary Transfer Beneficiary”) has any notice or knowledge of (i) any attempted, impending or consummated involuntary Transfer of, or (ii) any foreclosure or any other enforcement action with respect to any lien, security interest, charge or other encumbrance on, whether by operation of law or otherwise, all or any part of the Trust Certificates of the Involuntary Transfer Beneficiary (collectively referred to as an “Involuntary Transfer”), the Involuntary Transfer

Beneficiary shall give immediate written notice to the Trustees.  Such notice shall specify, to the extent known by such Involuntary Transfer Beneficiary:  (1) the number and/or portion of the Trust Certificates subject to the Involuntary Transfer (the “Involuntary Transfer Trust Certificates”), (2) the date of the Involuntary Transfer, (3) the identity of the proposed purchaser or transferee (the “Involuntary Purchaser”), (4) a description of the nature of the Involuntary Transfer, and (5) a copy of any written documents relating to the Involuntary Transfer.  The Trustees shall promptly notify in writing all Beneficiaries of such notice.  The written notice by the Involuntary Transfer Beneficiary shall be accompanied by the Involuntary Transfer Trust Certificates, together with transfer instruments executed by the Involuntary Transfer Beneficiary and, if such Trust Certificates are Pledged Trust Certificates, by the pledgee or secured party, in blank sufficient to effect the transfer of all of the Involuntary Transfer Trust Certificates, if purchased pursuant to this Section 5.06, which shall be held by the Trustees in trust for delivery to the purchasers of the Involuntary Transfer Trust Certificates if a sale is effected.  Whenever the Trustees or any other Beneficiary has any notice or knowledge of any such attempted, impending or consummated Involuntary Transfer, it may give written notice to the Involuntary Transfer Beneficiary.  In the case of any Involuntary Transfer, the Involuntary Transfer Beneficiary agrees forthwith to disclose to the Trustees all pertinent information in his, her or its possession relating thereto.

(b)                                 Options to Purchase.  Upon receipt of a written notice by the Trustees under Section 5.06(a) of an Involuntary Transfer, or, if no such notice is provided, at the time the Trustees become aware that a Trust Certificate has been subjected to any Involuntary Transfer, the Qualified Beneficiaries shall, in the sequence and in the manner specified in Section 5.09, have the option to purchase the Involuntary Transfer Trust Certificates, whether from the

Involuntary Transfer Beneficiary or the Involuntary Purchaser or any other transferee who or which may have ownership of such Involuntary Transfer Certificates, at a price equal to the Purchase Price determined under Section 5.10 and on payment terms as provided under Section 5.11, and the Involuntary Transfer Trust Certificates so purchased shall in every case be free and clear of such Involuntary Transfer.

(c)                                  Lapse.  Upon the lapse in whole or in part of the options described in this Section 5.06, after complying with the requirements of Section 5.12 any part or all of the Involuntary Transfer Trust Certificates not purchased pursuant to the foregoing provisions of this Section 5.06 may be transferred to the Involuntary Purchaser for a period of thirty (30) days thereafter without restriction, but after such period the restrictions of this Agreement shall again apply.

5.07                           Death of a Beneficiary.

(a)                                  Permitted Testamentary Transfer.  In the event of the death of a Beneficiary (“Deceased Beneficiary”), the personal representative of the estate of the Deceased Beneficiary or another fiduciary appointed under a revocable trust of the Deceased Beneficiary (the “Deceased Beneficiary Trust Fiduciary”) may Transfer all or any part of the Trust Certificates of the Deceased Beneficiary pursuant to the terms of the Deceased Beneficiary’s Last Will and Testament and/or other estate planning documents or pursuant to the laws of intestacy (if applicable) of the state of which the Beneficiary shall have been a resident on the date of his or her death to (i) anyone to whom the Deceased Beneficiary could have made a Permitted Transfer during such Deceased Beneficiary’s life under Section 5.02 of this Agreement, (ii) the Windhover Foundation, Inc. or (iii) the Harry V. Quadracci Charitable Lead Annuity Trust dated March 17, 1998, created by Harry V. Quadracci as Donor and Trustee ( a “Permitted Testamentary Donee”); provided, however, that the Trust Certificates so transferred shall continue to be subject to all of the terms and conditions of this Agreement, including Section 5.09(f) (each such Transfer, a “Permitted Testamentary Transfer”).

(b)                                 Notice to Trustees.  Prior to the Trust Certificates of the Deceased Beneficiary passing pursuant to the terms of the Deceased Beneficiary’s Last Will and Testament and/or other estate planning documents or pursuant to the laws of intestacy (if applicable) of the state of which the Deceased Beneficiary shall have been a resident on the date of his or her death, the personal representative of the estate of the Deceased Beneficiary or the Deceased Beneficiary Trust Fiduciary shall first give thirty (30) days written notice to the Trustees specifying the proposed donee or donees and the number and/or portion of the Trust Certificates (the “Deceased Beneficiary’s Trust Certificates”) to be transferred to each donee.  If any such donees are not Permitted Testamentary Donees of such Deceased Beneficiary, (i) the Trustees shall promptly notify in writing all Beneficiaries of such notice and (ii) such written notice by the personal representative of the estate of the Deceased Beneficiary or the Deceased Beneficiary Trust Fiduciary shall be accompanied by the Deceased Beneficiary’s Trust Certificates, together with transfer instruments executed in blank sufficient to effect the transfer of all of the Deceased Beneficiary’s Trust Certificates, if purchased pursuant to this Section 5.07, which shall be held by the Trustees in trust for delivery to the purchasers of the Deceased Beneficiary’s Trust Certificates, or the designated donees, as the case may be.  This Section 5.07(b) shall not apply with respect to transfers to the Windhover Foundation, Inc. or the Harry V. Quadracci Charitable Lead Annuity Trust dated March 17, 1998, created by Harry V. Quadracci as Donor and Trustee.

(c)                                  Purchase Options.  If any of the donees to whom the Deceased Beneficiary proposes to Transfer the Deceased Beneficiary’s Trust Certificates are not Permitted Testamentary Donees of the Deceased Beneficiary, the written notice by the personal representative of the estate of the Deceased Beneficiary or the Deceased Beneficiary Trust Fiduciary shall constitute an offer to sell, and the Qualified Beneficiaries shall have the option to purchase, the Deceased Beneficiary’s Trust Certificates, in the sequence and in the manner specified in Section 5.09, at a price equal to the Purchase Price determined under Section 5.10 and on payment terms as provided under Section 5.11.

(d)                                 Lapse.  Upon lapse in whole or in part of the options described in this Section 5.07, after complying with the requirements of Section 5.12 the personal representative of the Deceased Beneficiary or the Deceased Beneficiary Trust Fiduciary shall be free to Transfer any part or all of such Deceased Beneficiary’s Trust Certificates not purchased by the Qualified Beneficiaries to the donees designated in the notice to the Trustees under Section 5.07(a).

5.08                           Termination of Marital Relationship.

(a)                                  Beneficiary-Spouse Option.  If the marital relationship of a Beneficiary and such Beneficiary’s spouse (the “Spouse”) is terminated by the death of the Spouse or by divorce and if the Beneficiary does not receive, or succeed to, all interests of the Spouse in the Trust Certificates acquired through marital property or community property laws or otherwise, whether by testamentary disposition, operation of law, property settlement agreement, court order or otherwise, then such Beneficiary will have the option to purchase any part or all of the Spouse’s interest in the Trust Certificates and the Spouse or the personal representative of the Spouse’s estate, as the case may be, shall be obligated to sell such interest in the Trust Certificates at a price equal to the Purchase Price determined under Section 5.10 and on payment terms as provided under Section 5.11.

(b)                                 Exercise of Option.  If such Beneficiary elects to purchase the Spouse’s interest in the Trust Certificates in whole or in part, he shall signify such election and that portion of the

Spouse’s interest in the Trust Certificates to be purchased by written notice delivered to the Spouse or the personal representative of the Spouse’s estate, and to the Trustees, within sixty (60) days after the date of the Spouse’s death or date of divorce.

(c)                                  Options to Purchase.  If such Beneficiary fails to exercise such option in full within such sixty (60) day period (or if such option shall be held to be invalid or unenforceable), the Qualified Beneficiaries shall, in the sequence and manner specified in Section 5.09, have the option to purchase, at a price equal to the Purchase Price determined under Section 5.10 and on payment terms as provided under Section 5.11, that portion of the Spouse’s interest in the Trust Certificates not purchased by such Beneficiary pursuant to the option described in Section 5.08(a); provided, however, that written notice of the exercise of an option shall be delivered within the applicable option period to the Spouse, or to the personal representative of the Spouse’s estate, and to the Trustees.

(d)                                 Closing.  At the time of closing, the Trust Certificates so purchased (if any such certificates shall then be registered in the name of the Spouse or the personal representative of the Spouse’s estate) shall be transferred of record to the purchaser.  The purchaser shall pay to the Spouse or the personal representative of the Spouse’s estate the Purchase Price in the manner provided in Section 5.11.

(e)                                  Lapse.  Upon lapse in whole or in part of the options described in this Section 5.08, the Spouse or the personal representative of the Spouse’s estate shall continue to be bound by the provisions of this Agreement with respect to any interest in any part or all of the Trust Certificates not purchased pursuant to this Section 5.08; provided, however, that the personal representative may Transfer, upon thirty (30) days written notice to the Trustees specifying the terms of such Transfer, including the identity of the proposed transferees, any part or all of such unpurchased Trust Certificates pursuant to the terms of the Spouse’s Last Will and Testament and/or other estate planning documents or pursuant to the laws of intestacy (if applicable) of the state of which the Spouse shall have been a resident on the date of her death (the transferee and all other persons in the chain of title from the Spouse being referred to in this Section 5.08(e) as “Transferee”); provided further, that all interests in the Trust Certificates so transferred shall continue to be subject to all of the terms and conditions of this Agreement, including Section 5.09(f).  The obligations of a Beneficiary, the personal representative of a Deceased Beneficiary or the Deceased Beneficiary Trust Fiduciary to sell or to offer to sell Trust Certificates pursuant to this Agreement shall include an obligation on the part of such Beneficiary’s Spouse, the personal representative of the Spouse’s estate, or the Transferees to sell or to offer to sell the interest in the Trust Certificates owned by such person in the same manner and upon the same terms and conditions.  In the absence of a court order, the Trustees shall have no obligation to cause the Trust Certificates owned by the Spouse, the personal representative of the Spouse’s estate or the Transferees to be registered in such person’s name if such Trust Certificates are at such time registered in the name of a Beneficiary.  No Transferee, as defined in this Section 5.08(e), shall be deemed a Beneficiary entitled to exercise any of the options to purchase Trust Certificates described in this Agreement except with the unanimous written consent of the Beneficiaries.

5.09                           Provisions Related to Exercise of Purchase Options.

(a)                                  Options by Qualified Beneficiaries.  In the event that any Section of this Agreement provides that certain Beneficiaries shall have the option to acquire the Trust Certificates or any interest in Trust Certificates held by any person (each of whom is referred to as “Seller” in this Section 5.09) in the sequence and in the manner specified in this Section 5.09, such options shall be exercisable as follows:

(i)                                     For a period of thirty (30) days after the Option Commencement Date, as defined in Section 5.09(b), each of the Qualified Beneficiaries shall have an irrevocable option to elect to purchase a portion of the Option Trust Certificates to which such option applies determined by multiplying the total number of shares of Stock evidenced by the Option Trust Certificates by a fraction, the numerator of which is the total number of shares of Stock evidenced by the Trust Certificates held by such Qualified Beneficiary on the Option Commencement Date and the denominator of which is the total number of shares of Stock evidenced by the Trust Certificates held by all of the Qualified Beneficiaries on such date.  “Option Trust Certificates” means the Trust Certificates or an interest in them subject to a purchase option by the Qualified Beneficiaries under this Section 5.09.

(ii)                                  If, within the option period provided in Subsection (i), any Qualified Beneficiary fails to exercise such option in full, the Trustees shall, within five (5) days after the expiration of the thirty (30) day option period in such Subsection, notify the other Qualified Beneficiaries of such circumstance.  For a period of fifteen (15) days after such notice, each of such other Qualified Beneficiaries shall have an irrevocable option to purchase any part or all of such remaining Option Trust Certificates.  If more than one remaining Qualified Beneficiary desires to exercise such option, each shall be entitled to purchase that portion of such remaining Option Trust Certificates equal to the lesser of (x) that portion of the remaining Option Trust Certificates for which such Qualified Beneficiary has exercised his, her or its option under this Subsection (ii) or (y) that portion of the remaining Option Trust Certificates determined by multiplying the total number of shares of Stock evidenced by the Option Trust Certificates not purchased under Subsection (i) by a fraction, the numerator of which is the total number of shares of Stock evidenced by the Trust Certificates held by such Qualified Beneficiary on the date of such notice and the denominator of which is the total number of shares of Stock evidenced by the Trust Certificates held by all of the Qualified Beneficiaries exercising an option under this Subsection (ii) on such date.

(iii)                               If, after the option period provided in Subsection (ii), any portion of any Option Trust Certificates remain unpurchased and the options exercised by one or more Qualified Beneficiaries under Subsection (ii) are not satisfied in full, then each Qualified Beneficiary who exercised his, her or its option under such Subsection for not less than the portion of the Option Trust Certificates determined under clause (y) for such Beneficiary shall have the option to purchase the remaining portion of such Option Trust Certificates in the same manner as provided in Subsection (ii).  This Subsection (iii) shall apply for as many rounds of options as are required to either result in the purchase of all Option Trust Certificates or satisfy in full all options exercised by Qualified Beneficiaries.

(b)                                 Option Commencement Date.  For purposes of this Agreement, the term “Option Commencement Date” shall mean the later of (i) the date that the Purchase Price is determined pursuant to Section 5.10, if the Option Trust Certificates may be or are required to be purchased at such Purchase Price, or (ii) the Valuation Date, as defined in clauses (i) through (vii), inclusive, of Section 5.10(b).

(c)                                  Exercise of Option.  If a Qualified Beneficiary desires to exercise in whole or in part an option to purchase all or part of any Option Trust Certificates under this Agreement, the Qualified Beneficiary shall signify such exercise and the portion of the Option Trust Certificates to be purchased by such party by delivering written notice to the Trustees (and, in the case of a purchase under Section 5.08, to the Spouse or the personal representative of the Spouse’s estate) within the applicable option period under this Agreement, together with such consideration, if any, required at that time by the Section of this Agreement under which such option arises.  Upon receipt of a notice to exercise an option, the Trustees shall promptly transmit the notice to the Seller.  The Qualified Beneficiaries may exercise their respective purchase options in full or in part with respect to any of the Option Trust Certificates subject to purchase and none of such options shall lapse merely because options are exercised with respect to less than all of such Option Trust Certificates.

(d)                                 Exercise of Options by Agreement.  If all Qualified Beneficiaries holding options to purchase Option Trust Certificates under Section 5.09(a) agree on the manner in which the Option Trust Certificates shall be purchased, they may notify the Trustees of the portion of such Option Trust Certificates to be purchased by each of such purchasing Qualified Beneficiaries.

(e)                                  Assignment of Option.  Any Permitted Transferee may assign his, her or its right to exercise any option provided in this Section 5.09 to any Beneficiary from whom, directly or indirectly, such transferee acquired Trust Certificates.

(f)                                    Transferees Subject to Agreement.  Trust Certificates transferred under any of the provisions of this Agreement, whether by reason of the lapse of options under this Agreement or otherwise, to any person who is not a party to this Agreement shall continue to be subject to all of the terms and conditions of this Agreement.

(g)                                 Qualified Beneficiaries.  For purposes of this Agreement, the term “Qualified Beneficiaries” shall mean all Beneficiaries other than those persons specifically excluded from such term in this Section 5.09(g) or by the applicable Section of this Agreement.  The term “Qualified Beneficiaries” shall not include with respect to a given Transfer a Transferring Beneficiary, a Pledging Beneficiary, a Donor Beneficiary, an Involuntary Transfer Beneficiary, the estate of a Deceased Beneficiary, a Terminating Beneficiary, a Withdrawing Beneficiary, an Affected Beneficiary, or, for purposes of Section 5.08, the Beneficiary who was married to the Spouse.

(h)                                 Transferees as Beneficiaries.  Except as provided in Section 5.08(e), any transferee of Trust Certificates who becomes subject to this Agreement by its terms shall be deemed to be a “Beneficiary” for all the purposes of this Agreement.

(i)                                     Lapse of Options.  All unexercised options under this Section 5.09 shall be deemed to lapse at the end of the applicable option periods.

5.10                           Purchase Price.

(a)                                  Determination of the Purchase Price.

(i)                                     Non-public Securities.  Except as set forth in Sections 5.10(a)(ii) and 5.10(a)(iii), the Purchase Price for a Trust Certificate or portion which represents shares of the Company’s common stock (of any class or series) which are not shares of Restricted Stock shall be equal to the per share value of the Company’s Class A Common Stock, $.025 par value (the “Class A Common Stock”), as most recently determined by independent appraisers selected by the Company to appraise the value of the Class A Common Stock, multiplied by the number of shares of Stock (which are not shares of Restricted Stock) represented by such Trust Certificate.  Except as set forth in Section 5.10(a)(ii), the Purchase Price for a Trust Certificate or portion which represents securities of the Company other than shares of the Company’s common stock shall be equal to the per security value of such security, as most recently determined by independent appraisers selected by the Company to appraise the value of such security, multiplied by the number of such securities represented by such Trust Certificate.  If no independent appraisal has been performed for the common stock or other securities of the Company in question within one (1) year prior to the applicable Valuation Date, then the Purchase Price shall be determined by agreement of the Trustees and the Beneficiary who wishes to Transfer his or her Trust Certificates, failing which the Trustees and such Beneficiary shall submit the matter of the determination of the Purchase Price to an independent appraiser agreed upon by the Trustees and such Beneficiary whose fees shall be shared equally by the Trust and such Beneficiary, and the decision of such appraiser shall be final and binding on all parties.

(ii)                                  Public Securities.  Notwithstanding anything contained in Section 5.10(a)(i) and except as set forth in Section 5.10(a)(iii), if on the Valuation Date any type or class of security of the Company, including shares of the Company’s common stock (of any class or series), is traded on a national securities market or exchange, the Purchase Price for a Trust Certificate or portion which represents securities of such class or type shall be (A) either (1) if such class or type of security is traded on a national securities market, the average of the last per security sale price on each of the twenty (20) Trading Days preceding the Valuation Date or (2) if such class or type of security is traded on a national securities exchange, the average of the per security closing price on each of the twenty (20) Trading Days preceding the Valuation Date, in each case multiplied by (B) the number of such securities represented by such Trust Certificate.  The term “Trading Day” means, with respect to a given security of the Company, a day on which such security is traded on either a national securities market or exchange, as applicable.

(iii)                              Restricted Stock.  Notwithstanding anything contained in Sections 5.10(a)(i) and 5.10(a)(ii), the Purchase Price for a Trust Certificate or portion which represents shares of Restricted Stock shall be equal to the per share price at which the Company has a right of first refusal to purchase shares of Restricted Stock pursuant to the Harry V. Quadracci Restricted Stock Plan dated July 28, 1980, as amended from time to time, multiplied by the number of shares of Restricted Stock represented by such Trust Certificate.

(b)                                 Valuation Date.  For the purposes of this Section 5.10, the “Valuation Date” shall be the following date:  (i) in the case of a Transfer to which Section 5.03 applies, the date of receipt by the Trustees of the notice from the Transferring Beneficiary which meets all of the requirements set forth in the second sentence of Section 5.03(a); (ii) in the case of a Transfer to which Section 5.05 applies, the date of receipt by the Trustees of the notice from the Donor Beneficiary; (iii) in the case of a Transfer to which Section 5.06 applies, the date of receipt by the Trustees of notice of the Involuntary Transfer referred to in such Section, or, if no such notice is provided, at the time the Trustees become aware that a Trust Certificate has been subjected to an Involuntary Transfer; (iv) in the case of a Transfer to which Section 5.07 applies, the date the Trustees receive notice from the personal representative of the estate of the Deceased Beneficiary or the Deceased Beneficiary Trust Fiduciary; (v) in the case of a Transfer to which

Section 5.08 applies, the earlier of the end of the sixty (60) day period described in Section 5.08(b) or the date the option granted to the Beneficiary under Section 5.08(a) is held to be invalid or unenforceable; (vi) in the case of a Transfer to which Section 7.01 applies, the date of receipt by the Trustees of the Affected Beneficiary’s request for withdrawal; and (vii) in the case of a Transfer to which Section 7.05 applies, the date of receipt by the Trustees of the Withdrawing Beneficiary’s request for withdrawal.

5.11                           Terms of Payment.  Whenever this Agreement provides that a Beneficiary or the Trust shall, or may elect to, purchase Trust Certificates at the Offering Price, if applicable, or the Purchase Price determined under Section 5.10 and/or upon the terms specified in this Section 5.11, payment of the Offering Price or Purchase Price, as the case may be, shall be made as follows:

(a)                                  Payments at Closing.  All payments provided for under this Section 5.11 to be made at closing shall be made in cash or other immediately available funds or by bank cashier’s or certified check.

(b)                                 Closing.  After all option periods under the applicable Sections of this Agreement have expired, and as soon as practicable after the Offering Price and/or the Purchase Price have been determined, the Trustees shall give written notice to all interested parties of the business day and hour more than fifteen (15) days after the date of such notice, but within thirty (30) days after the date of such notice, for the closing of the purchase of Trust Certificates at the principal office of the Trust (“Closing Date”).  At the time of closing, so specified, the Trust Certificates being purchased shall be transferred of record to the purchasers against payment to the seller(s) of the Offering Price or the Purchase Price.

5.12         Exchange of Class B Shares for Class A Shares.

(a)           Class A Share Exchange.  Prior to (a) making a transfer of Voting Trust Certificates representing Class B Common Stock under Sections 5.03(c), 5.05(c), 5.06(c) or 5.07(d) or (b) converting Withdrawn Stock that is shares of Class B Common Stock into shares of Class A Common Stock under Section 7.05(a), the transferring Beneficiary or the Withdrawing Beneficiary (each of whom is referred to as an “Exchanging Beneficiary” in this Section 5.12) shall first be required to offer to exchange such Voting Trust Certificates representing Class B Common Stock for Voting Trust Certificates representing Class A Common Stock held by the other Beneficiaries in the sequence and in the manner specified in this Section 5.12, which options shall be exercisable as follows:

(i)            For a period of thirty (30) days after the Exchange Commencement Date, as defined in Section 5.12(b), each of the Qualified Beneficiaries shall have an irrevocable option to exchange Voting Trust Certificates representing Class A Common Stock for a portion of the Exchange Trust Certificates to which such option applies determined by multiplying the total number of shares of Class B Common Stock evidenced by the Exchange Trust Certificates by a fraction, the numerator of which is the total number of shares of Class B Common Stock evidenced by the Trust Certificates held by such Qualified Beneficiary on the Exchange Commencement Date and the denominator of which is the total number of shares of Class B Common Stock evidenced by the Trust Certificates held by all of the Qualified Beneficiaries on such date.  “Exchange Trust Certificates” means the Trust Certificates or an interest in them subject to an exchange option by the Qualified Beneficiaries under this Section 5.12.

(ii)           If, within the option period provided in Subsection (i) any Qualified Beneficiary fails to exercise such option in full, the Trustees shall, within five (5) days after the expiration of the thirty (30) day option period in such Subsection, notify the other Qualified Beneficiaries of such circumstance.  For a period of fifteen (15) days after such notice, each of such other Qualified Beneficiaries shall have an irrevocable option to exchange Voting Trust Certificates representing Class A Common Stock for any part or all of such remaining Exchange Trust Certificates.  If more than one remaining Qualified Beneficiary desires to exercise such option, each shall be entitled to exchange Voting Trust Certificates representing Class A Common Stock for that portion of such remaining Exchange Trust Certificates equal to the lesser of (x) that portion of the remaining Exchange Trust Certificates for which such Qualified Beneficiary has exercised his, her or its option under this Section 5.12(b) or (y) that portion of the remaining Exchange Trust Certificates determined by multiplying the total number of shares of Class B Common Stock evidenced by the Exchange Trust Certificates not purchased under Subsection (i) by a fraction, the numerator of which is the total number of shares of Class B Common Stock evidenced by the Trust Certificates held by such Qualified Beneficiary on the date of such notice and the denominator of which is the total number of shares of Class B Common Stock evidenced by the Trust Certificates held by all of the Qualified Beneficiaries exercising an option under this Subsection (ii) on such date.

(iii)          If, after the option period provided in Subsection (ii) any portion of any Exchange Trust Certificates remain unexchanged and the options exercised by one or more Qualified Beneficiaries under such Subsection are not satisfied in full, then each Qualified Beneficiary who exercised his, her or its option under such Subsection for not less than the portion of the Exchange Trust Certificates determined under clause (y) for such Beneficiary shall have the option to exchange Voting Trust Certificates representing Class A Common Stock for the remaining portion of such Exchange Trust Certificates in the same manner as provided in such Subsection.  This Subsection (iii) shall apply for as many rounds of options as are required to either result in the exchange of all Exchange Trust Certificates or satisfy in full all options exercised by Qualified Beneficiaries.

(b)           Exchange Commencement Date.  For purposes of this Agreement, the term “Exchange Commencement Date” shall mean the later of (i) the date that the Purchase Price is determined pursuant to Section 5.10, if the Exchange Trust Certificates may be or are required to be purchased at such Purchase Price, or (ii) the Valuation Date, as defined in clauses (i) through (vii), inclusive, of Section 5.10(b).

(c)           Exercise of Option.  If a Qualified Beneficiary desires to exercise in whole or in part an option to exchange all or part of such Qualified Beneficiary’s Voting Trust Certificates representing Class A Common Stock for any Exchange Trust Certificates under this Agreement, the Qualified Beneficiary shall signify such exercise and the portion of the Exchange Trust Certificates to be exchanged with such party by delivering written notice to the Trustees (and, in the case of an exchange under Section 5.08, to the Spouse or the personal representative of the Spouse’s estate) within the applicable option period under this Agreement.  Upon receipt of a notice to exercise an option, the Trustees shall promptly transmit the notice to the Seller.  The Qualified Beneficiaries may exercise their respective exchange options in full or in part with respect to any of the Exchange Trust Certificates and none of such options shall lapse merely because options are exercised with respect to less than all of such Exchange Trust Certificates.

(d)           Exercise of Options by Agreement.  If all Qualified Beneficiaries holding options to exchange Exchange Trust Certificates under Section 5.12(a) agree on the manner in which the Exchange Trust Certificates shall be exchanged, they may notify the Trustees of the portion of such Exchange Trust Certificates to be exchanged by each of such exchanging Qualified Beneficiaries.

(e)           Assignment of Option.  Any Permitted Transferee may assign his, her or its right to exercise any option provided in this Section 5.12 to any Beneficiary from whom, directly or indirectly, such transferee acquired Trust Certificates.

(f)            Transferees Subject to Agreement.  Trust Certificates transferred under any of the provisions of this Agreement, whether by reason of the lapse of options under this Agreement or otherwise, to any person who is not a party to this Agreement shall continue to be subject to all of the terms and conditions of this Agreement.

(g)           Transferees as Beneficiaries.  Except as provided in Section 5.08(e), any transferee of Trust Certificates who becomes subject to this Agreement by its terms shall be deemed to be a “Beneficiary” for all the purposes of this Agreement.

(h)           Lapse of Options.  All unexercised options under this Section 5.12 shall be deemed to lapse at the end of the applicable option periods.

5.13         Public Company Registration.  If the Trustees, within fifteen (15) days of their receipt of notice of any proposed Transfer of all or part of any Trust Certificate permitted under this Article V, determine that the consummation of such proposed Transfer is likely to result in a Public Offering of a class of the Company’s stock that is not already traded on a national securities market or exchange; then such proposed Transfer shall constitute an offer to sell all or such part of such Trust Certificate to the Trust at the lesser of the Offering Price, if applicable, or the Purchase Price determined under Section 5.10 and on payment terms as provided in Section 5.11 (the “Offer to Sell”).  The Trust shall signify its acceptance of the Offer to Sell by written notice (the “Acceptance Notice”) to the Beneficiary proposing such Transfer within fifteen (15) days after receipt of the Offer to Sell.  The Trust’s right to purchase all or part of such Trust Certificate pursuant to the Offer to Sell shall have priority over any other purchase right or option set forth in this Agreement.  For a period of ten (10) days following receipt of the Acceptance Notice, such Beneficiary may elect to withdraw such Trust Certificate from both the Offer to Sell and the proposed Transfer by written notice to that effect to the Trustees.  The Trustees may assign their rights under this Section 5.13 to the Company if they deem it prudent in effectuating the purpose of this Section 5.13.

5.14         Expenses.  Except as set forth in Section 5.10(a), all extraordinary expenses incurred by the Trustees under this Article V shall be the responsibility of the Beneficiary proposing or required to make a Transfer.

ARTICLE VI

ELECTION AND REMOVAL OF TRUSTEES

6.01         Trustee.  The Trustees shall be Betty E. Quadracci, J. Joel Quadracci, Elizabeth M. Quadracci-Harned and David A. Blais, each of whom who shall hold office until he or she resigns, dies, is removed or becomes incapacitated.

6.02         Successor Trustees.  There shall be four (4) Trustees at all times.  Upon the resignation, death or incapacity of one of the Trustees listed in Section 6.01, Kathryn Quadracci Flores shall be automatically appointed as successor Trustee.  In the event that there are fewer than four (4) Trustees, and Kathryn Quadracci Flores is a trustee, has declined to be a trustee, or has ceased to be a trustee, the remaining Trustees shall unanimously appoint a sufficient number of Trustees so that there shall be four (4) Trustees.  In the event that there are no Trustees, four (4) successor Trustees shall be appointed by the vote of the Beneficiaries holding Trust Certificates representing at least fifty percent (50%) of the Stock then held hereunder.

6.03         Removal.  Any Trustee may be removed by unanimous vote of the other Trustees.

6.04         Eligibility.  In order to be eligible for election to and continuation as a Trustee, an individual need not be a director of the Company or a Beneficiary.  No person shall be eligible to serve, or shall serve, as Trustee who directly or indirectly owns, manages, operates or otherwise engages in (whether as proprietor, partner, stockholder, member, director, officer, employee, consultant, agent or otherwise) a business competitive with the business then being conducted by, or planned to be conducted by, the Company or any subsidiary or affiliate; except that such person shall be permitted to own not more than 2% of the outstanding shares of any business whose shares are listed for trading on a securities exchange registered with the Securities and Exchange Commission or the automated quotation system of a registered securities association.

6.05         Incapacitated.  For purposes of this Article VI, a Trustee shall be deemed to be “incapacitated” (a) upon the appointment of a guardian for such Trustee by a court of competent jurisdiction of the state in which such Trustee is then a resident; or (b) by delivery to the remaining Trustees, if any, otherwise to each of the Beneficiaries, of a written certification from each of two physicians duly licensed to practice medicine in the state in which the Trustee is then a resident that such physician has examined such Trustee and that such Trustee is incapable of giving prompt, rational and prudent consideration to business and financial matters for reasons other than temporary physical or mental illness or injury.

6.06         Resignation.  Any Trustee may resign at any time by giving written notice of his or her resignation to each remaining Trustees, or if there are none, to all Beneficiaries.

ARTICLE VII

AMENDMENT AND TERMINATION

7.01         Amendments.  This Agreement may be amended, supplemented, restated or otherwise modified only in accordance with the applicable provisions set forth in Section 7.02 or pursuant to Section 9.04.

7.02         Amendment by Trustees.  The Trustees may amend, supplement, restate or otherwise modify this Agreement only in accordance with the following procedure:

(a)           Trustee Approval.  The proposed Amendment must be adopted by a unanimous vote of the Trustees.  The Trustees shall give notice of the proposed Amendment to all Beneficiaries.

(b)           Beneficiary Approval.  Beneficiaries holding Trust Certificates representing more than 50% of the Stock held by the Trustees (the “Required Percentage”) must approve the proposed Amendment within forty-five (45) days from the time of giving notice, otherwise, it will be deemed defeated; provided, however, that if the proposed Amendment affects any provision of this Agreement which requires the action of Beneficiaries holding Trust Certificates representing a greater percentage of the Stock than the Required Percentage, such proposed Amendment must be approved by Beneficiaries holding Trust Certificates representing at least such greater percentage of the Stock under this Agreement.

(c)           Withdrawal by Affected Beneficiaries.  If the Trustees determine that any such Amendment materially adversely affects a particular Beneficiary or group of Beneficiaries (the “Affected Beneficiaries”), the Trustees may, in their sole discretion, allow the Affected Beneficiaries to withdraw the shares of Stock represented by the Trust Certificates held by them (the “Affected Stock”), but only if the Affected Beneficiaries request such withdrawal in writing within thirty (30) days following the giving of notice of such amendment by the Trustees.  If the Trustees agree to allow the Affected Beneficiaries to withdraw the Affected Stock, the Trustees shall promptly forward such request to all Qualified Beneficiaries.  Such request shall constitute an offer by each Affected Beneficiary to sell the portion of such Affected Beneficiary’s Trust Certificates representing such Affected Beneficiary’s pro rata share of the Affected Stock to the Qualified Beneficiaries in the sequence and in the manner specified in Section 5.09 and at a purchase price equal to the Purchase Price determined in accordance with Section 5.10, which Purchase Price shall be payable on the terms provided under Section 5.11.  Such request by the Affected Beneficiaries shall be accompanied by the Trust Certificates representing such Affected Beneficiary’s pro rata share of the Affected Stock, together with transfer instruments executed in blank sufficient to effect the transfer of such Trust Certificates if purchased pursuant to such offer, which shall be held by the Initial Trustee or the Trustees for delivery for the account of the

Affected Beneficiaries if a sale is effected.  After the exercise and/or lapse of the options set forth in Section 5.09, the Trustees shall allow the Affected Beneficiaries to withdraw from the Trust any part or all of the Affected Stock not represented by the Trust Certificates purchased by the Qualified Beneficiaries; provided, however, that prior to and as a condition of such withdrawal the Trustees shall, if any of the shares of the Affected Stock are not shares of Class A Common Stock (as defined in Section 5.10(a)), convert such shares of Affected Stock into shares of Class A Common Stock in accordance with the Company’s Restated Articles of Incorporation, as amended from time to time.

7.03         Term.  The original term of this Trust began on September 1, 1982 and shall be perpetual.

7.04         Termination.  This Agreement may only be terminated by the unanimous vote of the Trustees and the Beneficiaries holding Trust Certificates representing at least two thirds of the Stock held under this Agreement.  This Agreement shall automatically terminate (a) at such time as none of the Stock held by the Trustees under this Agreement possess voting rights, (b) upon the sale, dissolution or liquidation of the Company, or the sale of substantially all of its assets, and (c) upon a merger, reorganization, combination or exchange of stock involving the Company which results in the securities held under this Agreement constituting less than ten percent (10%) of the votes entitled to be cast in an election of directors of the surviving or successor entity.

7.05         Withdrawal of Stock.

(a)           De Minimus Amount.  Any Beneficiary (a “Withdrawing Beneficiary”) may submit a written request to the Trustees requesting that the Stock (the “Withdrawn Stock”) represented by Trust Certificates held in such Beneficiary’s name be withdrawn from the Trust;

provided, however, that during any given calendar year no Beneficiary may request the withdrawal, pursuant to this Section 7.05(a), of shares of Stock which, when added to the number of shares of Stock previously withdrawn by such Beneficiary pursuant to this Section 7.05(a) during such calendar year, constitutes in the aggregate more than five percent (5%) of the number of shares of Stock represented by Trust Certificates held in such Beneficiary’s name plus the number of shares of Stock previously withdrawn by such Beneficiary pursuant to this Section 7.05(a) during such calendar year.  The Trustees shall promptly forward such request to all Qualified Beneficiaries.  Such request shall constitute an offer by the Withdrawing Beneficiary to sell the portion of the Withdrawing Beneficiary’s Trust Certificates representing the Withdrawn Stock to the Qualified Beneficiaries in the sequence and in the manner specified in Section 5.09 and at a purchase price equal to the Purchase Price determined in accordance with Section 5.10, which Purchase Price shall be payable on the terms provided under Section 5.11.  Such request by the Withdrawing Beneficiary shall be accompanied by the Trust Certificates representing the Withdrawn Stock, together with transfer instruments executed in blank sufficient to effect the transfer of such Trust Certificates if purchased pursuant to such offer, which shall be held by the Trustees for delivery for the account of the Withdrawing Beneficiary if a sale is effected.  After the exercise and/or lapse of the options set forth in Section 5.09, the Trustees shall allow the Withdrawing Beneficiary to withdraw from the Trust any part or all of the Withdrawn Stock not represented by the Trust Certificates purchased by the Qualified Beneficiaries; provided, however, that prior to and as a condition to such withdrawal the Trustees shall, if any of the shares of the Withdrawn Stock are not shares of Class A Common Stock (as defined in Section 5.10(a)), convert such shares of Withdrawn Stock into shares of Class A Common Stock in accordance with the Company’s Restated Articles of Incorporation, as amended from time to time.

(b)           Other Withdrawals.  The Trustees, upon unanimous vote, may allow a Beneficiary to withdraw from the Trust any part or all of the Stock represented by Trust Certificates held in such Beneficiary’s name; provided however that if such withdrawal is by a Beneficiary who is neither Betty E. Quadracci, nor her then current spouse, if any, one of her lineal descendants, the spouse of one of such descendants or a trust of which any of the foregoing persons is a beneficiary, prior to and as a condition to such withdrawal, the Trustees shall, if any of the shares of such Stock are not shares of Class A Common Stock, convert such shares of Stock into shares of Class A Common Stock in accordance with the Company’s Restated Articles of Incorporation, as amended from time to time.  Any Beneficiary may also be required at any time, by unanimous action of all the Trustees or Beneficiaries, except any Beneficiary concerning whom the vote is being taken, to withdraw the shares of Stock represented by the Trust Certificates held by him or her.

7.06         Distribution Upon Termination.  Whenever this Agreement shall terminate, the rights of all parties shall terminate, except the right of the Beneficiaries to their distributive share of the proceeds of the Trust as provided in this Section.  In the event this Agreement terminates, every Beneficiary, and in the event this Agreement terminates as to a withdrawing Beneficiary only, such Beneficiary, upon the payment of such Beneficiary’s pro rata share of the costs, expenses, disbursements and outlays of the Trustees, shall, upon surrender to the Trustees of such Beneficiary’s Trust Certificate or Certificates properly endorsed in blank, or upon such other receipt or voucher as the Trustees shall deem sufficient, be entitled to such Beneficiary’s pro rata portion of all property, securities and cash held by or for the Trustees.  Beneficiaries, by the receipt of their respective pro rata portions or part of any property, securities or cash distributed by the Trustees, shall thereby release and discharge the Trustees, their agents and attorneys, from all liability and accountability under this Agreement of every kind, character and description whatsoever.  The Trustees may make delivery or distribution of such stock, assets or other property pro rata to the person or persons whose names appear upon the books of the Trustees as the owners of the respective Trust Certificates and, in making such delivery, they shall be fully protected notwithstanding that they do not require surrender or production of such Trust Certificates.

ARTICLE VIII

NOTICES

8.01         Notice.  Every notice or request required or permitted to be given by any person shall be in writing and shall be deemed given (i) upon receipt, if delivered personally, or (ii) if mailed, upon deposit of such notice with the United States Postal Service by registered or certified mail, postage prepaid with return receipt requested, with proper postage and properly addressed:  to such person’s most recent address as reflected in the records of the Trustees.  In the case of any requirement in this Agreement that any notice be for any number of days, or that action be taken within any number of days after giving or receipt of such notice, such time periods shall be computed by excluding the first day (being the day of personal delivery or mailing of such notice) and including all succeeding days and the last day.

8.02         Waiver.  Any notice required may be waived pursuant to a written document to that effect.  Notice of any meeting will be deemed waived by all attending the meeting.

ARTICLE IX
MISCELLANEOUS

9.01         Interpretation.  The Trustees may construe this Agreement, and their construction made in good faith shall be conclusive and binding upon the parties hereto, and the Trustees may make such regulations as in their judgment may be deemed necessary or proper to carry out the same properly and effectively.

9.02         Nonliability; Indemnity.  No Trustee, Beneficiary or Secretary shall be liable to any person for any act or omission made in any capacity in connection with the Trust, or the administration, including acts or omissions of any agent, except for liability due to intentional or willful misconduct or misfeasance or breach of fiduciary duty.  No Trustee, whether original or successor or substitute, shall at any time be required to give or file any bond in order to qualify or continue as such Trustee, unless the giving of such bond be directed by the Trustees, in which event the cost of such bond shall be considered and treated as an expense of the Trust.  The Beneficiaries acknowledge that any actions by the Trustees or the Secretary are performed merely as an accommodation to the Beneficiaries.  Consequently, the Beneficiaries hereby agree to and hereby do indemnify and hold harmless the Trustees and the Secretary, and their respective successors, assigns, and legal representatives, from any and all liabilities, damages, judgments, actions, causes of action, claims or demands or any costs or charges related thereto (including any attorneys’ fees), in any way arising from any action or inaction by the Trustees or Secretary in connection with any terms or conditions of this Agreement to the greatest extent permitted by law, except for any liability caused by intentional or willful misconduct or misfeasance or breach of fiduciary duty.

9.03         Severability.  If any provision of this Agreement shall under any circumstances be deemed invalid or inoperative to any extent, it is agreed that such invalidity shall not invalidate the whole Agreement, but this Agreement shall be construed as not containing any provision or provisions so deemed invalid and inoperative, and the rights and obligations of the parties shall be construed and enforced accordingly.

9.04         Savings Provision.  If at any time after the date of this Agreement any law, statute, regulation, rule or case is enacted, passed or decided which affects the validity of any provision contained in this Agreement, such provision shall be automatically amended to the extent, and only to such extent, as is necessary for such provision to comply with such law, statute, regulation, rule or case.

9.05         Counterparts; Filing of Agreement.  This Agreement may be executed in counterparts by the Trustees.  At least one of such counterparts and a copy of all amendments to this Agreement shall be provided to each Depositor and one of such counterparts and a copy of all amendments to this Agreement shall be retained by the Trustees at all times and one of such counterparts and a copy of all amendments to this Agreement shall be filed with the registered office of the Company.

9.06         Record of Beneficiaries.  The Trustees shall maintain a record of the names and addresses of holders of Trust Certificates and the number and class of shares in respect of which such Trust Certificates where issued, and shall deposit a copy of such record with the registered office of the Company.

9.07         Lost, Stolen or Destroyed Certificates.  In the event any Trust Certificate issued under this Agreement becomes mutilated, destroyed, stolen or lost, the Trustees shall issue duplicate Trust Certificates, which shall be so marked, and the Trustees may, as a condition precedent to the issuance of such duplicate Trust Certificates, require the applicant to furnish to them satisfactory evidence of such mutilation, destruction, theft or loss, together with such indemnity as the Trustees shall require.

9.08         Applicable Law.  This Agreement and the rights of the Trust Certificate holders shall be governed, construed and interpreted in accordance with the laws of Wisconsin or the laws of such other jurisdiction within the United States in which the Company or any successor thereto may hereafter be incorporated.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS, WHEREOF the parties have executed this Agreement on the day and year indicated below.

DATE OF
TRUSTEES	EXECUTION

/s/ Betty E. Quadracci	June 25, 2010
Betty E. Quadracci

/s/ J. Joel Quadracci	June 25, 2010
J. Joel Quadracci

/s/ Elizabeth M. Quadracci-Harned	June 25, 2010
Elizabeth M. Quadracci-Harned

/s/ David A. Blais	June 25, 2010
David A. Blais

EXHIBIT A

No.	Shares

QUAD/GRAPHICS VOTING TRUST

Milwaukee, Wisconsin

VOTING TRUST CERTIFICATE

                                                                      , (or his or her predecessor in interest) has deposited with the undersigned Trustee and successor Trustees                      shares of                        Stock (“Shares”) of Quad/Graphics, Inc.

Such Shares were deposited and this Certificate is issued under and pursuant to the terms of a certain Amended and Restated Voting Trust Agreement relating to such Shares, dated as of June 25, 2010, and now on file with the undersigned Trustee or successor Trustees, and the successive holders of this Certificate are entitled to the rights, benefits and privileges, and this Certificate is subject to the terms, provisions and conditions of the above mentioned Amended and Restated Voting Trust Agreement, as amended from time to time pursuant to its terms.

This Certificate is transferable only on the books of the Trustees.  It cannot be transferred except upon compliance with applicable securities laws, the transfer restrictions specified in the above-mentioned Amended and Restated Voting Trust Agreement, and other transfer restrictions, if any, noted on the reverse side of this Certificate.  At all times and for all purposes and irrespective of notice to the contrary, the Trustees may regard the registered holder, as the name of such registered holder appears on the books of the Trustee, as the sole owner of all rights hereunder.  These securities have not been registered under State or Federal securities laws.

Dated at                               , Wisconsin this          day of                        ,           .

, Trustee

EXHIBIT B

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                    all his or her interest in the common stock of Quad/Graphics, Inc., a Wisconsin corporation, evidenced by Trust Certificate No.            and all other rights represented thereby, subject to the Amended and Restated Voting Trust Agreement dated as of June 25, 2010, mentioned in said Trust Certificate, and hereby authorizes the Trustees to transfer said Trust Certificate on their books and to issue in lieu thereof to said assignee a new Trust Certificate or Trust Certificates in accordance with this assignment and with said agreement.

Dated                                       ,                 .

In presence of: